                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           COX COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

     $500 per each party to the controversy pursuant to Exhange Act rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO
                   [LOGO OF COX COMMUNICATIONS APPEARS HERE]

To the Stockholders of
 Cox Communications, Inc.

  You are invited to attend the Annual Meeting of Stockholders of Cox Communications, Inc. to be held at Corporate Headquarters, 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319, on Friday, April 24, 1998, at 9:00 a.m., local time.

  Information concerning matters to be considered and acted upon at the meeting is set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

  Please read the enclosed Notice of Annual Meeting and Proxy Statement so you will be informed about the business to come before the meeting. Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting. You may, of course, revoke your proxy by notice in writing to the Corporate Secretary at any time before the proxy is voted.

                                          Sincerely,

                                          LOGO
                                          /s/ James O. Robbins
                                          James O. Robbins
                                          President and Chief Executive
                                           Officer

Atlanta, Georgia
March 23, 1998

                           COX COMMUNICATIONS, INC.
                           1400 LAKE HEARN DRIVE, NE
                            ATLANTA, GEORGIA 30319
                                (404) 843-5000


                               ----------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 24, 1998


                               ----------------


To the Stockholders of Cox Communications, Inc.


  The Annual Meeting of the holders of Class A Common Stock and Class C Common Stock of Cox Communications, Inc. (the "Company") will be held at Corporate Headquarters, 1400 Lake Hearn Drive, NE, Atlanta, Georgia on Friday, April 24, 1998, at 9:00 a.m., local time, for the following purposes:

  1. To elect a Board of Directors of seven members to serve until the 1999 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

  2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP, independent certified public accountants, as the Company's independent auditors for the year ending December 31, 1998;

  3. To approve the Cox Communications, Inc. Annual Incentive Plan; and

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.


  The Board of Directors has fixed March 10, 1998 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of Class A Common Stock and Class C Common Stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof as set forth in the Proxy Statement.


  The Company's summary Annual Report to stockholders and Form 10-K for the year ended December 31, 1997 are enclosed herewith.

                                          By Order of the Board of Directors,


                                          LOGO
                                          /s/ Andrew A. Merdek
                                          Andrew A. Merdek
                                          Corporate Secretary

Atlanta, Georgia
March 23, 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED BY A STOCKHOLDER ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

                           COX COMMUNICATIONS, INC.
                           1400 LAKE HEARN DRIVE, NE
                            ATLANTA, GEORGIA 30319
                                (404) 843-5000

                               ----------------

                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

SOLICITATION OF PROXIES

  The Board of Directors of Cox Communications, Inc. (the "Company") is furnishing this Proxy Statement in connection with its solicitation of proxies for use at the Company's 1998 Annual Meeting of Stockholders, to be held on April 24, 1998, at 9:00 a.m., local time, at Corporate Headquarters, 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319, and at any adjournment thereof. Each valid proxy received in time will be voted at the meeting and, if a choice is specified, it will be voted in accordance with such specification. A proxy may be revoked by notice in writing to the Corporate Secretary at the address set forth above at any time before the proxy is voted.

  This Proxy Statement and the proxies solicited hereby are being first sent for delivery to stockholders of the Company on or about March 23, 1998. The cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses for sending proxy materials to their principals, will be borne by the Company.

  The shares of Class A Common Stock and Class C Common Stock represented by valid proxies received by the Company in time for the Annual Meeting will be voted as specified in such proxies. Executed but unvoted proxies will be voted:

  (1) FOR the election of the Board of Directors' nominees for directors;

  (2) FOR the ratification of the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's independent auditors for the year ending December 31, 1998; and

  (3) FOR the approval of the Cox Communications, Inc. Annual Incentive Plan.

  If any other matters properly come before the Annual Meeting, the persons named on such proxies will, unless the stockholder otherwise specifies in the proxy, vote upon such matters in accordance with their best judgment.

VOTING SECURITIES

  The Company has two classes of outstanding voting securities, Class A Common Stock, $1.00 par value per share (the "Class A Common Stock"), and Class C Common Stock, $1.00 par value per share (the "Class C Common Stock"). As of March 10, 1998, there were outstanding 257,452,514 shares of Class A Common Stock and 13,798,896 shares of Class C Common Stock. Only holders of record of shares of Class A Common Stock or shares of Class C Common Stock at the close of business on March 10, 1998, which the Company's Board of Directors has fixed as the record date, are entitled to vote at the meeting.

  The Class A Common Stock and Class C Common Stock will vote together as a single class, with each share of Class A Common Stock being entitled to one vote, and each share of Class C Common Stock being entitled to ten votes. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of Class A Common Stock and Class C Common Stock entitled to vote at the Annual Meeting will constitute a quorum. The affirmative vote of a majority of the voting power of the Class A Common Stock and Class C Common Stock, voting together as a single class, present at the Annual Meeting in person or by proxy, and entitled to vote, is required for the election of directors, the ratification of appointment of independent auditors and the approval of the Annual Incentive Plan.

  Shares as to which a stockholder abstains are considered shares entitled to vote on the applicable proposal and are included in determining whether such proposal is approved (i.e., an abstention would have the effect of a vote against the applicable proposal). On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal and are not included in determining whether such proposal is approved. A broker non-vote occurs when the nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to such matter. Accordingly, broker non-votes have no effect on the outcome of a vote on the applicable proposal.

  Stockholders will not have appraisal rights with respect to any of the proposals to be voted upon at the Annual Meeting.

  As of March 10, 1998, Cox Enterprises, Inc., a Delaware corporation ("CEI"), through wholly-owned subsidiaries, held approximately 82.8% of the combined voting power of the Class A Common Stock and Class C Common Stock. Accordingly, CEI will have sufficient voting power to elect all members of the Board of Directors, to ratify the appointment of independent auditors, to approve the Annual Incentive Plan and to control substantially all other actions that may come before the Annual Meeting.

                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

  At the meeting, seven directors are to be elected to hold office until the 1999 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. All of the nominees currently are directors of the Company.

  The seven directors nominated for election at the 1998 Annual Meeting of Stockholders are: James C. Kennedy; Janet Morrison Clarke; John R. Dillon; David E. Easterly; Robert F. Erburu; James O. Robbins; and Andrew J. Young (collectively, the "Nominees"). The persons named as proxies intend (unless authority is withheld) to vote for the election of all of the Nominees as directors.

  The Board of Directors knows of no reason why any Nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the Nominees are unable or unwilling to serve as a director of the Company, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

  The following information regarding the Nominees, their principal occupations, employment history, and directorships in certain companies is as reported by the respective Nominees.

  James C. Kennedy, 50, has served as Chairman of the Board of Directors and Chief Executive Officer of CEI since January 1988, and prior to that time was CEI's President and Chief Operating Officer. Mr. Kennedy was elected the Chairman of the Board of Directors of the Company in May 1994. Mr. Kennedy joined CEI in 1972, and initially worked with CEI's Atlanta Newspapers. Mr. Kennedy is a director of Cox Radio, Inc., a publicly traded, indirect majority-owned subsidiary of CEI ("Cox Radio"), National Service Industries, Inc., Flagler Systems, Inc. and an advisory director of Chase Bank of Texas, N.A. Mr. Kennedy holds a B.A. from the University of Denver.

  James O. Robbins, 55, has served as President of the Company since September 1985, and as President and Chief Executive Officer since May 1994. Mr. Robbins was elected a director of the Company in May 1994. Mr. Robbins joined the Company in September 1983 and has served as Vice President, Cox Cable New York City and as Senior Vice President, Operations of the Company. Prior to joining the Company, he held management and executive positions with Viacom Communications, Inc. and Continental Cablevision. Mr. Robbins is a member of the Executive Committee of the National Cable Television Association. Mr. Robbins holds a B.A. from the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Robbins serves as a director of Teleport Communications Group Inc., TeleWest Communications plc and NCR Corporation and as a Representative on the Partnership Board of Sprint Spectrum Holding Company, L.P., the general partner of Sprint Spectrum, L.P.

  Janet Morrison Clarke, 45, has served as a director of the Company since March 1995. Ms. Clarke is the Managing Director--Global Database Marketing of Citibank. Prior to joining Citibank in June, 1997, Ms. Clarke was Senior Vice President of Information Technology Sector of R.R. Donnelley & Sons Company, which she joined in 1978 as a Sales Representative. She also served as Manager, National Accounts; Vice President and Director of the OEM Sales Division; and Senior Vice President of Manufacturing for R.R. Donnelley and Director of 77 Capital Corporation, R.R. Donnelley's venture capital fund. Ms. Clarke earned a bachelor's degree from Princeton University and completed the Advanced Management Program at the Harvard Business School.

  John R. Dillon, 56, was elected a director of the Company in May 1994. Mr. Dillon became managing director of Cravey, Green and Wahlen in January 1997. Mr. Dillon served as Senior Vice President and Chief Financial Officer of CEI from May 1990 until his retirement on December 31, 1996, and he continues to serve as a consultant to CEI. He was Vice President and Chief Financial Officer of CEI from September 1985 through May 1990. Mr. Dillon joined CEI in 1982, and prior to that time, was President of Fuqua National, a privately held energy, communications and investment firm in Atlanta. He was previously with Scientific-Atlanta as Treasurer and General Manager of its cable television division. Mr. Dillon serves on the Board of Directors and Compensation Committee of Teleport Communications Group Inc. Mr. Dillon holds a B.S.E.E. from Georgia Institute of Technology and an M.B.A. from Harvard Business School.

  David E. Easterly, 55, has served as President and Chief Operating Officer of CEI since October 1994 and was President of Cox Newspapers, Inc. ("Cox Newspapers"), a subsidiary of CEI, from May 1986 through October 1994. Mr. Easterly was elected a director of the Company in May 1994. Mr. Easterly joined CEI in 1970 at the Dayton Daily News, transferring to Atlanta in 1981 as Vice President of Operations for Cox Newspapers. He was named Publisher of The Atlanta Journal/Constitution in April 1984. Mr. Easterly is a member of the Board of Directors of the Associated Press and of Mutual Insurance Company, Ltd. Mr. Easterly also serves as a director of CEI and of Cox Radio. Mr. Easterly holds a B.A. from Austin College.

  Robert F. Erburu, 67, has served as a director of the Company since March 1995. Mr. Erburu is Chairman of the Board (Retired) of Times Mirror. He has served as a director of Times Mirror since 1968 and served as Chairman of the Board from 1986 to December 31, 1995. From 1981 through May 1, 1995, Mr. Erburu served as Chief Executive Officer of Times Mirror. Mr. Erburu graduated from the University of Southern California with a B.A. degree in Journalism and holds a J.D. degree from Harvard Law School. He is also a director of Tejon Ranch Company and Marsh & McLennan Companies, Inc. Mr. Erburu is Chairman of the Board of Trustees of the Huntington Library, Art Collections and Botanical Gardens and of the J. Paul Getty Trust. He is a director of the National Gallery of Art, as well as trustee of The Ahmanson Foundation, and several other charitable foundations. He is a director of the Council on Foreign Relations and the Tomas Rivera Center. In addition, he is a member of the Business Council.

  Andrew J. Young, 65, has served as a director since March 1995. Mr. Young has served as Co-Chairman of Good Works International L.L.P. since January 1997, was Vice Chairman of Law Companies Group, Inc., an engineering and environmental consulting company from February 1993 to January 1997 and was Chairman of one of its subsidiaries, Law International, Inc. from 1989 to February 1993. From 1981 to 1989, Mr. Young was Mayor of Atlanta, Georgia, and prior thereto served as U.S. Ambassador to the United Nations under

President Jimmy Carter and as a member of the U.S. House of Representatives. Mr. Young was Co-Chairman of the Atlanta Committee for the Olympic Games for the 1996 Summer Olympics. Mr. Young is a member of the Boards of Directors of Delta Airlines, Thomas Nelson Publishing Company and Host Marriott Corporation. Mr. Young holds degrees from Howard University and Hartford Theological Seminary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table provides information as of March 10, 1998, with respect to the shares of Class A Common Stock and Class C Common Stock beneficially owned by each person known by the Company to own more than 5% of any class of the outstanding voting securities of the Company.

                                                                         PERCENT OF
                                                                         VOTE OF ALL
                                  CLASS A             CLASS C            CLASSES OF
    NAME OF                       COMMON    PERCENT    COMMON   PERCENT    COMMON
BENEFICIAL OWNER                   STOCK    OF CLASS   STOCK    OF CLASS    STOCK
-----------------               ----------- -------- ---------- -------- -----------
Cox Enterprises, Inc. (a) (b)
 (c)........................... 189,595,588   73.6%  13,798,896  100.0%     82.8%

--------
(a) The business address for CEI is 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319.
(b) Of the shares of Common Stock of the Company that are beneficially owned by CEI, 177,105,323 shares of Class A Common Stock and 12,848,235 shares of Class C Common Stock are held of record by Cox Holdings, Inc. The remaining 12,490,265 shares of Class A Common Stock and 950,661 shares of Class C Common Stock beneficially owned by CEI are held of record by Cox DNS, Inc. All of the outstanding capital stock of Cox Holdings, Inc. is beneficially owned by CEI. All of the outstanding capital stock of Cox DNS, Inc. is beneficially owned by Cox Investment Company, Inc., and all of the outstanding capital stock of Cox Investment Company, Inc. is beneficially owned by CEI. The beneficial ownership of the outstanding capital stock of CEI is described in footnote (c) below.
(c) There are 202,448,312 shares of Common Stock of CEI outstanding, with respect to which (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%), (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%), (iii) Barbara Cox Anthony, Anne Cox Chambers and Marion H. Allen, III, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 82,745,685 shares (40.9%), and (iv) 244 individuals and trusts exercise beneficial ownership over the remaining 3,069,783 shares (1.5%). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise sole or shared beneficial ownership over 199,378,529 shares (98.5%) of Common Stock of CEI. In addition, Garner Anthony, the husband of Barbara Cox Anthony, holds beneficially and of record 14,578 shares of Common Stock of CEI. Barbara Cox Anthony disclaims beneficial ownership of such shares. Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of CEI and the Chairman of the Board of Directors of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

  "Beneficial ownership" of the Class A Common Stock of the Company and the Common Stock of CEI, by the Company's directors and the Named Executive Officers, and by all directors and executive officers as a group at March 10, 1998, is shown in the following table. None of such persons, individually or in the aggregate, owns 1% or more of the Common Stock of the Company or CEI.

                                    NUMBER OF SHARES OF
                                    COX CLASS A COMMON  NUMBER OF SHARES OF CEI
   NAME OF BENEFICIAL OWNER             STOCK OWNED       COMMON STOCK OWNED
   ------------------------         ------------------- -----------------------
   Margaret A. Bellville...........         48,000(a)                 0
   Ajit M. Dalvi...................        141,252(b)             7,299
   John R. Dillon..................          1,502               33,877
   David E. Easterly...............          2,000              135,323
   Jimmy W. Hayes..................        121,600(c)             4,415
   James C. Kennedy................         34,200                    0(d)
   James O. Robbins................        630,245(e)            30,404
   David M. Woodrow................        121,816(f)             3,108
   Janet Morrison Clarke...........          2,395                    0
   Robert F. Erburu................        167,566                    0
   Andrew J. Young.................          4,395                    0
   All directors and executive
    officers as a group
    (16 persons, including those
    named above)...................      1,518,035(g)           222,534

--------
(a) Includes 48,000 shares subject to stock options that are exercisable within 60 days.

(b) Includes 114,010 shares subject to stock options that are exercisable within 60 days.

(c) Includes 105,597 shares subject to stock options that are exercisable within 60 days.

(d) Mr. Kennedy owns of record no shares of Common Stock of CEI. Sarah K. Kennedy, Mr. Kennedy's wife and trustee of the Kennedy Trusts, exercises beneficial ownership over an aggregate of 7,380 shares of Common Stock of CEI. In addition, as described above, Barbara Cox Anthony and Anne Cox Chambers, the mother and aunt, respectively, of Mr. Kennedy, together exercise sole or shared beneficial ownership over 199,378,529 shares of Common Stock of CEI. Also, Mr. Kennedy's children are the beneficiaries of a trust, of which Marion H. Allen, III is the sole trustee, that beneficially owns 5,385 shares. Mr. Kennedy disclaims beneficial ownership of all such shares.

(e) Includes 523,000 shares subject to stock options that are exercisable within 60 days.

(f) Includes 102,640 shares subject to stock options that are exercisable within 60 days.

(g) Includes 1,105,802 shares subject to stock options that are exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Class A Common Stock to file reports of ownership and changes in ownership of the Company's Class A Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of copies of such reports and written representations from the reporting persons, the Company believes that from January 1997 through the date of this Proxy Statement its executive officers, directors and greater than ten percent stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act.

BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors had four regular meetings and approved one action by unanimous written consent in 1997. During 1997, the Executive Committee met twice and approved actions by unanimous written consent four times. The current members of the Executive Committee are Messrs. Kennedy (Chair), Easterly, Erburu and Robbins.

  The Board of Directors also has an Audit Committee and a Compensation Committee. The Audit Committee approves the selection of the independent auditors for the Company, reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, reviews the independence of the auditors, reviews the performance and fees of the independent auditors, reviews the adequacy of the system of internal accounting controls, reviews the scope and results of internal auditing procedures and reviews the activities of the Company's Risk Committee, a Board-created committee composed of senior financial managers which oversees financial risk management. In addition, the Audit Committee has special meetings to review related party transactions. The Audit Committee met twice in 1997. The current members of the Audit Committee are Ms. Clarke (Chair), Mr. Erburu and Mr. Young.

  The Compensation Committee adopts and oversees the administration of compensation plans for executive officers and senior management of the Company, determines awards granted to executive officers under such plans, and reviews the reasonableness of such compensation. The Compensation Committee met twice in 1997 and approved one action by unanimous written consent. The current members of the Compensation Committee are Mr. Erburu (Chair), Ms. Clarke and Mr. Young.

  During 1997, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees on which such director served.

COMPENSATION OF DIRECTORS

  The directors of the Company who are not affiliates of the Company, Janet Morrison Clarke, Robert F. Erburu and Andrew J. Young, are reimbursed for expenses and paid an annual fee of $30,000. The annual fee is paid as follows:
(a) one-half in shares of Class A Common Stock pursuant to the Cox Communications, Inc. Restricted Stock Plan for Non-Employee Directors (the "Directors' Restricted Stock Plan") plus (b) one-half in cash. In addition, the non-affiliate directors receive a meeting fee of $1,000 for every board meeting and committee meeting attended. The directors of the Company who are affiliates of the Company do not receive any compensation for serving on the Company's board.

  Pursuant to the Directors' Restricted Stock Plan, directors who are not employees of the Company or any of its subsidiaries or affiliates receive 50% of any annual Board retainer fee in the form of Class A Common Stock, subject to certain restrictions and forfeitures prior to the expiration of the period ending five years after the date of the grant of the award or, if earlier, the date of death or disability in certain circumstances. The maximum number of shares of Class A Common Stock that may be granted pursuant to restricted stock awards under the Directors' Restricted Stock Plan is 50,000.

EXECUTIVE OFFICERS

  The executive officers of the Company who are not directors of the Company are set forth below. Executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

  Alex B. Best, 57, has served as Senior Vice President, Engineering since January 1989. Mr. Best joined the Company as Vice President, Engineering in April 1986, following 20 years with Scientific-Atlanta's cable television business. Mr. Best holds a B.S.E.E. and an M.S.E.E. from the Georgia Institute of Technology.

  Ajit M. Dalvi, 55, has served as Senior Vice President, Programming and Strategy since October 1996. Prior to that he served as Senior Vice President, Marketing and Programming since April 1987. Mr. Dalvi joined the Company in February 1982 as Director, Marketing, and later served as Vice President, Marketing Planning and Development and Vice President, Marketing and Programming. Prior to joining the Company, Mr. Dalvi held a series of marketing positions with Coca-Cola USA. Mr. Dalvi holds a B.A. from Bombay University and an M.B.A. from the Indian Institute of Management, an affiliate of Harvard Business School.

  John M. Dyer, 44, has served as Vice President, Accounting and Financial Planning since April 1997. Mr. Dyer joined CEI in 1977 as an internal auditor and moved to the former Cox Cable Communications, Inc. in 1980 as a financial analyst, later serving as Manager of Capital Asset Planning, and Director of Operations before being recruited by Times Mirror Cable as a Regional Vice President of Operations, later serving as Vice President of Operations. Mr. Dyer rejoined the Company as Vice President of Financial Planning and Analysis when Cox acquired Times Mirror in 1995. Mr. Dyer holds a B.B.A. in accounting from West Georgia College, and an M.B.A. from Georgia State University.

  Jimmy W. Hayes, 45, has served as Senior Vice President, Finance and Chief Financial Officer of the Company since January 1992. Mr. Hayes joined CEI in 1980 as Accounting Manager, was promoted to Assistant Controller in May 1981, and Controller in January 1982. Mr. Hayes was named Vice President, Finance of the Company in September 1989. Prior to joining CEI, Mr. Hayes was an Audit Manager with Price Waterhouse & Company. Mr. Hayes serves on the Board of Directors of Teleport Communications Group Inc. Mr. Hayes holds a B.A. and an M.A.C.C. from the University of Georgia.

  David M. Woodrow, 52, has served as Senior Vice President, Broadband Services since April 1994. Mr. Woodrow joined the Company in 1982 as Director, Business Development, and was promoted to Western Regional Manager in July 1984, to Vice President and General Manager of Cox Cable Santa Barbara, Inc. in September 1985, and Senior Vice President, Operations in August 1989. Prior to joining the Company, Mr. Woodrow was employed by the Technology Components Group of Exxon Enterprises and Pitney Bowes, Inc. Mr. Woodrow serves on the Board of Directors of Teleport Communications Group Inc. and At Home Corporation, and is a director of the Cellular Telephone Industry Association. Mr. Woodrow holds a B.S. and an M.S. from Purdue University, and an M.B.A. from the University of Connecticut.

  Claus F. Kroeger, 46, has served as Vice President, Operations since October 1994. Mr. Kroeger joined the Company in 1976 as a manager trainee. He has held various positions in the field and served as Director of Operations and Director of Business Development of the Company. From 1990 to 1994, he served as Vice President and General Manager of Cox Cable Middle Georgia. Mr. Kroeger holds a B.A. from the University of Alabama and an M.S. in telecommunications from the University of Colorado.

  James A. Hatcher, 46, Vice President, Legal and Regulatory Affairs since January 1995, was named Vice President and General Counsel of the Company in 1992. He joined the Company in 1979 and held various positions, including Secretary and General Counsel for the Company and CEI prior to 1992. Mr. Hatcher holds a B.A. from Furman University and a J.D. from the South Carolina School of Law.

  Margaret A. Bellville, 44, has served as Vice President, Operations since August 1995. From 1993 to 1995, she served as Senior Vice President of Century Communications. From 1986 to 1993 she served as Vice President of Contel Celluler. Ms. Bellville holds a B.A. from the State University of New York at Binghamton.

  Jayson R. Juraska, 49, has served as Vice President, Operations since January 1997. He joined the Company in 1983 as Corporate Business Manager, Development Division and subsequently served as Director of Finance and Administration for the Company's Eastern Division and Vice President and General Manager for the Company's Greater Hartford system before becoming Vice President and General Manager for New England operations in 1995. Mr. Juraska holds a B.A. from the University of Pennsylvania and an M.B.A. from the Wharton School of Business.

EXECUTIVE COMPENSATION

  The following table sets forth certain information for the years ended December 31, 1995, 1996, and 1997, respectively, concerning the cash and non-cash compensation earned by or awarded to the Chief Executive Officer and the four most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 in such periods who were executive officers as of December 31, 1997 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                         ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                        -------------------------    ---------------------------------
                                                             AWARDS            PAYOUTS
                                                     ------------------------- -------
                                                      RESTRICTED    SECURITIES
  NAME AND PRINCIPAL                                    STOCK       UNDERLYING  LTIP       ALL OTHER
       POSITION         YEAR  SALARY      BONUS      AWARDS(A)(B)   OPTIONS(C) PAYOUTS  COMPENSATION(D)
  ------------------    ---- --------    --------    ------------   ---------- -------  ---------------
James O. Robbins        1997 $642,000    $    -- (e)  $  353,100(e)  103,000     --         $6,000
 President and Chief    1996  600,000         -- (f)     346,744(f)  170,000     --          6,000
 Executive Officer      1995  527,500     227,000      1,395,725(g)  283,269     --          6,000
Ajit M. Dalvi           1997 $325,000    $ 95,000     $  500,000(h)   21,000     -- (h)     $6,000
 Senior Vice President, 1996  295,000     110,580        121,804(i)   19,000     --          6,000
 Programming and
  Strategy              1995  265,000      98,000        249,000      74,010     --          6,000
Jimmy W. Hayes          1997 $290,000    $115,000            --       21,000     --         $6,000
 Senior Vice President, 1996  270,000     100,510            --       18,000     --          6,000
 Finance and Chief      1995  210,000     151,000        228,855      66,597     --          6,000
 Financial Officer
Margaret A. Bellville   1997 $265,000    $ 90,000            --       20,000     --         $6,000
 Vice President         1996  210,000      75,415            --       15,000     --          6,000
 Operations             1995   69,910(j)   25,780            --       13,000     --          2,077

David M. Woodrow        1997 $260,000    $ 47,500(k)  $  172,538(k)   19,000     --         $6,000
 Senior Vice President  1996  245,000      86,485            --       17,500     --          6,000
 Broadband Services     1995  205,000      78,000        211,950      66,140     --          6,000

--------
(a) The aggregate number of restricted shares held by each Named Executive Officer and the aggregate value of such restricted shares, based on the closing price of Class A Common Stock as of December 31, 1997 ($40.0625).

                                                             NUMBER    VALUE AT
    NAME                                                    OF SHARES  12/31/97
    ----                                                    --------- ----------
   Mr. Robbins.............................................  23,584   $  944,834
   Mr. Dalvi...............................................  26,496   $1,061,496
   Mr. Hayes...............................................     --    $      --
   Ms. Bellville...........................................     --    $      --
   Mr. Woodrow.............................................   4,300   $  172,269

(b) 1995 restricted stock awards represent units awarded in 1992 under the Cox Enterprises Unit Appreciation Plan (the "UAP") which were converted to an equivalent award of restricted stock. These shares of restricted stock vested on January 1, 1997. The value of the awards as stated above is based on the closing price of Class A Common Stock on April 24, 1995, the date of grant, which was $15.00. The number of shares of restricted stock awarded to each Named Executive Officer in 1995 is as follows: Mr. Robbins 81,915 shares; Mr. Dalvi 16,640 shares; Mr. Hayes 15,257 shares; Mr. Woodrow 14,130; and Ms. Bellville 0 shares.
(c) 1995 option awards include units awarded in 1994 under the UAP which were converted to an equivalent award of options for Class A Common Stock.

(d) Reflects amounts contributed pursuant to the Cox Communications, Inc. Savings and Investment Plan (the "401(k) Plan") and amounts credited under the Cox Communications, Inc. Executive Savings Plus Restoration Plan (the "Restoration Plan").
(e) Subject to the approval by the stockholders of the Company of the Cox Communications, Inc. Annual Incentive Plan (the "AIP"), Mr. Robbins will be awarded a bonus for 1997 of $353,100 under the AIP, which will be payable in the form of a restricted stock award to be granted on the date such stockholder approval is obtained. See --Approval of the Annual Incentive Plan. The number of shares of restricted stock to be issued to Mr. Robbins will be equal to the dollar value of his bonus determined under the AIP divided by the closing price of Class A Common Stock on the date the award is granted, with any fractional shares being paid out in cash. These shares of restricted stock vest five years from the date of grant, provided Mr. Robbins remains employed by the Company as of such date.
(f) Mr. Robbins elected to forgo his 1996 bonus in exchange for an award of 15,584 shares of restricted stock made on January 1, 1997. The value of this award shown above is based on the closing price of Class A Common Stock on the trading date next following the date of grant, or $22.25. These shares of restricted stock vest on January 1, 2002, provided Mr. Robbins remains employed by the Company as of such date.
(g) In addition to the value of Mr. Robbins' UAP awards converted to a restricted stock award made on April 24, 1995(see footnote (b) above), this amount reflects the value of 8,000 shares of restricted stock awarded to Mr. Robbins on January 23, 1996, based on the closing price of Class A Common Stock on such date, or $20.875. This award was made as a bonus for Mr. Robbins' performance in 1995. These shares of restricted stock vest on January 23, 2001, provided Mr. Robbins remains employed by the Company as of such date.
(h) Represents 13,675 shares of restricted stock awarded to Mr. Dalvi on December 16, 1997 as the partial payout of long term incentives awarded to him in 1993 in connection with the Company's investment in Discovery Communications, Inc. See--Reward and Incentive Program for Ajit Dalvi. The value of this restricted stock award shown above is based on the closing price of Class A Common Stock on the date of grant, or $36.562. These shares of restricted stock vest on January 1, 2000, provided Mr. Dalvi remains employed by the Company as of such date.
(i) Mr. Dalvi received an award of 12,821 shares of restricted stock on January 1, 1996 in exchange for his agreement with the Company to cancel the Company's obligation to pay him $250,000 of deferred compensation, 50% of which was vested, pursuant to the Executive Incentive Agreement, dated as of January 2, 1991, between Mr. Dalvi and CEI. The value of this award indicated is net of the consideration paid by Mr. Dalvi in the form of this foregone vested deferred compensation. Without taking into account Mr. Dalvi's consideration for the restricted stock award, the value of the award as of the date of grant is $246,804, which is based on the closing price of the Class A Common Stock on the trading day next following the date of grant, or $19.25. Mr. Dalvi's restricted stock award vests on January 1, 2001, provided he remains employed by the Company as of such date.
(j) Reflects compensation earned from Ms. Bellville's date of hire, August 21, 1995, through December 31, 1995.
(k) Represents 1,300 shares of restricted stock awarded to Mr. Woodrow on January 1, 1998 as part of his annual bonus for 1997 and an additional 3,000 shares of restricted stock awarded to Mr. Woodrow as a special bonus for 1997 to reward his efforts in connection with the Company's investment in @Home. The aggregate value of these awards shown above is based on the closing price of Class A Common Stock on the trading date following the date of grant, or $40.125. These shares of restricted stock vest on January 1, 2003, provided he remains employed by the Company as of such date.

Long-Term Incentives

  The LTIP. In general, long-term incentives are provided to Named Executive Officers pursuant to awards under the Cox Communications, Inc. Long-Term Incentive Plan (the "LTIP"). The LTIP provides for various forms of equity-based incentive compensation with respect to Class A Common Stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock and awards consisting of combinations of such incentives. The LTIP is administered by the Compensation Committee of the Company which has the discretion to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of each award. The Compensation Committee has delegated to a management committee the administration of grants to eligible individuals who are not "insiders" for purposes of reporting obligations under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). See "Security Ownership of Management."

  The following table discloses for the five Named Executive Officers information regarding options granted pursuant to the LTIP during the fiscal year ended December 31, 1997:

                             OPTION GRANTS IN 1997

                                                                   POTENTIAL REALIZABLE
                                    PERCENT OF                       VALUE AT ASSUMED
                         NUMBER OF    TOTAL                        ANNUAL RATES OF STOCK
                         SECURITIES  OPTIONS   EXERCISE             PRICE APPRECIATION
                         UNDERLYING GRANTED TO  PRICE               FOR OPTION TERM(B)
                          OPTIONS   EMPLOYEES    PER    EXPIRATION ---------------------
NAME                     GRANTED(A)  IN 1997    SHARE      DATE        5%        10%
----                     ---------- ---------- -------- ---------- ---------- ----------
James O. Robbins........  103,000     15.49%   $22.6250  1/1/2007  $1,465,560 $3,714,018
Ajit M. Dalvi...........   21,000      3.16     22.6250  1/1/2007     298,804    757,227
Jimmy W. Hayes..........   21,000      3.16     22.6250  1/1/2007     298,804    757,227
Margaret A. Bellville...   20,000      3.01     22.6250  1/1/2007     284,575    721,168
David M. Woodrow........   19,000      2.86     22.6250  1/1/2007     270,346    685,110

--------
(a) Stock options become exercisable over a five year period, with 60% becoming exercisable three years from the date of grant and an additional 20% becoming exercisable each year thereafter. In addition, all options will become immediately and fully exercisable if, no sooner than six months after the date of grant of the options, the stock price achieves, and maintains for a period of 10 consecutive trading days, a level equal to or greater than 140% of the option exercise price.
(b) The dollar amount under the columns are the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $36.854 and $58.683, respectively. The Company expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.

  The following table sets forth information related to the number and value of options held at December 31, 1997 by the Named Executive Officers, none of whom exercised options in 1997.

                          1997 YEAR-END OPTION VALUES

                             NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS AT
                         OPTIONS AT DECEMBER 31, 1997              DECEMBER 31, 1997
                         ----------------------------         ----------------------------
NAME                       EXERCISABLE       UNEXERCISABLE    EXERCISABLE UNEXERCISABLE(A)
----                     ----------------   ---------------   ----------- ----------------
James O. Robbins........      556,269               0         $11,587,286       $ 0
Ajit M. Dalvi...........      114,010               0           2,438,268         0
Jimmy W. Hayes..........      105,597               0           2,247,996         0
Margaret A. Bellville...       48,000               0             890,757         0
David M. Woodrow........      102,640               0           2,193,007         0

--------
(a) The exercisable/unexercisable value represents the number of the exercisable/unexercisable options times the difference between the closing price, on December 31, 1997 ($40.0625) and the exercise price of $16.975 for all 1995 options (except that Ms. Bellville's were granted at an exercise price of $20.437), $20.937 for all 1996 options, and $22.625 for all 1997 options.

  Reward and Incentive Program for Ajit Dalvi. The Company has established a special reward and incentive program for Ajit Dalvi designed to reward Mr. Dalvi's continuing efforts in creating significant shareholder value for the Company through his efforts in enhancing the Company's investment in Discovery Communications, Inc. ("DCI"). The program was initially established pursuant to a February 23, 1993 agreement with Mr. Dalvi that awarded to Mr. Dalvi two types of awards: (1) a phantom equity investment in DCI in an initial amount of $100,000 (the "1993 Equity Award") under which Mr. Dalvi would be entitled to a payout of the initial phantom equity investment plus appreciation thereon determined as of the end of the appreciation period for the award; and (2) an appreciation award based on an initial phantom equity investment in DCI of $200,000 (the "1993 Appreciation Award") under which Mr. Dalvi would be entitled to a payout based only on the appreciation on the phantom equity investment determined as of the end of the appreciation period for the award. The effective date of each of these awards was December 31, 1991. The 1993 Equity Award and the 1993 Appreciation Award were scheduled to be paid out at the end of the appreciation period ending on December 31, 1997 and were subject to a maximum aggregate payment amount of $1 million.

  On December 16, 1997, the Compensation Committee of the Board of Directors amended the initial award agreement with respect to the 1993 Equity Award and 1993 Appreciation Award to provide that a portion of the payout of the awards be made in the form of a restricted stock award and that the remainder of the payout be reinvested in DCI in the form of a $500,000 phantom equity investment in DCI (the "1997 Equity Award") under which Mr. Dalvi would be entitled to a payout of this reinvested phantom equity investment plus appreciation thereon determined as of the end of the appreciation period for the award. As of December 16, 1997, 13,675 shares of restricted stock of Class A Common Stock were granted to Mr. Dalvi pursuant to this amendment. See-- Summary Compensation Table. The effective date of the 1997 Equity Award is December 31, 1997. In general, the 1997 Equity Award is scheduled to be paid out following the end of the appreciation period ending on December 31, 1999, provided Mr. Dalvi remains in the continuous employment of the Company throughout the appreciation period. The 1997 Equity Award will vest on January 1, 2000. The 1997 Equity Award is subject to a maximum payment of $1.5 million.

  Also, by action taken on December 16, 1997, the Compensation Committee approved a new agreement with Mr. Dalvi that awards to him two separate appreciation awards. The first such appreciation award is based on an initial phantom equity investment in DCI of $200,000 (the "1996 Appreciation Award") under which Mr. Dalvi would be entitled to a payout based only on appreciation on the phantom equity investment determined as of the end of the appreciation period for that Award. The effective date of the 1996 Appreciation Award is January 1, 1996. In general, the 1996 Appreciation Award is scheduled to be paid out following the end of the appreciation period ending on December 31, 2000, provided Mr. Dalvi remains in the continuous employment of the Company and its subsidiaries throughout the appreciation period. The second such appreciation award is based on an initial phantom equity investment in DCI of $200,000 (the "1998 Appreciation Award") under which Mr. Dalvi would be entitled to a payout based only on the appreciation on the phantom equity investment determined as of the end of the appreciation period for the award. The effective date of the 1998 Appreciation Award is January 1, 1998. In general, the 1998 Appreciation Award is scheduled to be paid out following the end of the appreciation period ending on December 31, 2002, provided Mr. Dalvi remains in the continuous employment of the Company and its subsidiaries throughout the appreciation period.

  Both the 1996 Appreciation Award and the 1998 Appreciation Award will vest during the applicable appreciation period in accordance with the following vesting schedule: 20 percent will become vested as of the date one year after the effective date of the award, 75 percent will become vested as of the date three years after the effective date, 90 percent will become vested as of the date four years after the effective date and Mr. Dalvi will be fully vested in each award on the date five years after the effective date of its grant. Each of the 1996 Appreciation Award and the 1998 Appreciation Award is subject to a maximum payment amount of $500,000.

  In the event Mr. Dalvi's employment terminates before the end of the appreciation period for the 1997 Equity Award, the 1996 Appreciation Award or the 1998 Appreciation Award by reason of death or disability, his interest in such awards will become fully vested and the value of his awards will be paid to him or his estate.

In the event his employment terminates for other reasons prior to the end of the appreciation period for his 1997 Equity Award, the 1996 Appreciation Award or the 1998 Appreciation Award, the value of the vested portion of such Awards will be paid to him. Upon a showing satisfactory to the Company of Mr. Dalvi's financial hardship prior to the end of the appreciation period for the 1997 Equity Award, the 1996 Appreciation Award or the 1998 Appreciation Award, the Company may determine to distribute the value of the vested portion of such Awards to Mr. Dalvi in a lump sum cash payment.

  In general, the payment of the 1997 Equity Award, the 1996 Appreciation Award and the 1998 Appreciation Award will be made in the form of cash, shares of common stock of the Company or any combination thereof as the Company in its sole discretion determines. If award is paid in cash, it may be made either in the form of a lump sum or in five or less equal annual installments as determined by the Company in its sole discretion.

  The 1997 Equity Award and 1996 and 1998 Appreciation Awards granted to Mr. Dalvi in fiscal year 1997 are summarized in the following chart:

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                  ESTIMATED
                                                               FUTURE PAYOUTS
                                            PERFORMANCE OR     UNDER NON-STOCK
                                          OTHER PERIOD UNTIL  PRICE BASED PLANS
NAME                      AWARD          MATURATION OR PAYOUT -----------------
----             ----------------------- --------------------    MAXIMUM($)
Ajit Dalvi...... 1997 Equity Award             2 years            1,500,000
                 1996 Appreciation Award       5 years              500,000
                 1998 Appreciation Award       5 years              500,000

 Retirement Plans

  Cox Communications, Inc. Pension Plan. The Cox Communications, Inc. Pension Plan (the "Pension Plan") is a tax-qualified defined benefit pension plan. The Pension Plan covers all eligible employees of the Company and any of its affiliates who have adopted the Pension Plan (including the Named Executive Officers). The Pension Plan is funded through a tax-exempt trust, into which contributions are made as necessary based on an actuarial funding analysis.

  The Pension Plan provides for the payment of benefits upon retirement, early retirement, death, disability and termination of employment. Participants become vested in their benefits under the Pension Plan after completing five years of vesting service. The Pension Plan benefit is determined under a formula based on a participant's compensation and years of benefit accrual service. Participants may elect from several optional forms of benefit distribution, although special rules restrict the choices of married participants without spousal consent.

  Cox Executive Supplemental Plan. The Cox Executive Supplemental Plan (the "CESP") is a non-qualified defined pension plan providing supplemental retirement benefits to certain CEI management employees and those of certain of its affiliates (including the Named Executive Officers). The CESP is administered by the Management Committee of CEI whose members are appointed by the CEI Board of Directors. The Management Committee of CEI designates management employees to participate in the CESP.

  The CESP monthly benefit formula, payable at normal retirement, is 2.5% of a participant's average compensation, as calculated in the CESP multiplied by the participant's years of benefit accrual service credited under the CESP. The normal retirement benefit will not exceed 50% of a participant's average compensation at retirement. Benefits payable with respect to early retirement are reduced to reflect an earlier commencement date. Special disability, termination of employment and death benefits also are provided. All benefits payable under the CESP are reduced by benefits payable to the participant under the Pension Plan. Participants may elect among several forms of benefit distributions.

  The CESP is not funded currently by CEI. All payments of benefits are made from the general funds of CEI.

  The following table provides estimates of annual retirement income benefits payable to certain executives under the Pension Plan and the CESP:

                          PENSION PLAN AND CESP TABLE

                                            YEARS OF SERVICE
    FINAL AVERAGE           ----------------------------------------------------------------
COMPENSATION (5 YEARS)         5               10               15            20 OR MORE
----------------------      -------         --------         --------         ----------
  $150,000                  $18,750         $ 37,500         $ 56,250          $ 75,000
   250,000                   31,235           62,500           93,750           125,000
   350,000                   43,750           87,500          131,250           175,000
   450,000                   56,250          112,500          168,750           225,000
   550,000                   68,750          137,500          206,250           275,000
   650,000                   81,250          162,500          243,750           352,000
   750,000                   93,750          187,500          281,250           375,000

  The Named Executive Officers have been credited with the following years of service: Mr. Robbins, 14 years; Mr. Dalvi 15 years; Mr. Hayes, 17 years; Mr. Woodrow, 15 years; and Ms. Bellville, 2 years. The Pension Plan and the CESP define "compensation" generally to include all remuneration to an employee for services rendered, including base pay, bonuses, special forms of pay and certain employee deferrals. Certain forms of additional compensation, including severance, moving expenses, extraordinary bonuses, long-term incentive compensation and contributions to employee benefit plans, are excluded from the definition of compensation. The Pension Plan credits compensation only up to the limit of covered compensation under Section 401(a)(17) of the Code; the CESP does not impose this limit on covered compensation. The definition of "covered compensation" under the Pension Plan and the CESP, in the aggregate, is not substantially different from the amount reflected in the Annual Compensation column of the Summary Compensation Table set forth above. The estimates of annual retirement benefits reflected in such table are based on payment in the form of a straight-life annuity and are determined after offsetting benefits payable from Social Security as provided under the terms of the Pension Plan and the CESP.

 Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists of Robert F. Erburu (Chair), Janet Morrison Clarke and Andrew J. Young, all of whom are independent directors of the Company.

 Performance Graph

  The following graph compares, for the period beginning on February 1, 1995, the date the Company's stock first became publicly traded on the New York Stock Exchange, and ending on December 31, 1997, the cumulative total return of the Company's Class A Common Stock to the cumulative total returns on Standard & Poor's 500 Stock Index and Standard & Poor's Broadcast Media Index. The comparison assumes $100 was invested on February 1, 1995 in the Company's Class A Common Stock and in each of the foregoing indices and that all dividends were reinvested.




                         COX     S&P 500    S&P BROADCAST
                        ------   -------    -------------
        2/1/95          100.00    100.00        100.00
        Jun-95          102.65    117.17        119.87
        Dec-95          103.31    134.10        133.22
        Jun-96          114.57    147.64        121.87
        Dec-96          121.85    164.89        109.20
        Jun-97          126.46    198.87        123.74
        Dec-97          211.10    219.90        179.59


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

  The Compensation Committee ("Committee") administers compensation for executive officers. The Committee believes it serves the stockholders well by administering executive pay programs that are competitive with cable industry standards, variable with annual performance, and focused on stockholder value.

  In developing compensation plans and reviewing compensation levels, the Committee reviews competitive compensation data provided in the Towers Perrin Annual Media Industry Survey: Cable Industry Segment. This survey is based upon an examination of total compensation levels at thirteen companies with which the Company competes for talent in the marketplace. Where necessary, survey information is supplemented by proxy statement analysis. All the companies included in the S&P Broadcast Media Index shown in the Performance Graph are used in this competitive review.

EXECUTIVE OFFICERS' COMPENSATION

  The total compensation of executive officers consists of three components:
1) base salary; 2) annual incentive compensation; and 3) long-term incentive awards. The philosophy of the Committee is that a substantial portion of total compensation should be at risk based on the financial and operational performance of the Company. The at-risk components of total compensation are progressively greater for higher level positions.

BASE SALARY

  Base salary is designed to provide meaningful levels of compensation to executives, while helping the Company manage its fixed costs. Salaries for top executives are determined annually, and are based on job scope and responsibilities; length of service; corporate, unit, and individual performance; competitive rates for similar positions as indicated by the Towers Perrin Media Industry Survey; and subjective factors. In general, executive base salaries are targeted to the 75th percentile of the competitive data. The 1997 base salaries for the Named Executive Officers were approximately at the targeted 75th percentile of the competitive data.

ANNUAL INCENTIVE COMPENSATION

  Short-term incentives for 1997 were provided for executive officers under the "Annual Incentive Program." Participation in the Annual Incentive Program is limited to a group of senior managers, including the Named Executive Officers other than Mr. Robbins, who have a material impact on Company performance. Awards earned under the Program are contingent upon employment with the Company through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. Subject to the approval of the stockholders of the Company, short-term incentives will be provided to Mr. Robbins under the Cox Communications, Inc. Annual Incentive Plan (the "AIP"). See--Chief Executive Officer Compensation.

  Payouts under the Annual Incentive Program for 1997 were calculated under a formula based on (a) annual base salary; (b) a specific percentage of base salary, which increases for higher level positions commensurate with the greater percentage of compensation at risk for those with greater responsibilities; and (c) actual performance in the area of operating cash flow. In addition, the Committee's judgment as to the participant's contribution to results during the year is considered, and a discretionary award in the form of restricted stock may be made.

  Awards under the Annual Incentive Program are based on the achievement of goals relating to performance in the fiscal year. Objective performance goals are set to represent a range of performance, with the level of the associated incentive award varying with different levels of performance achievement. The "minimum" goal is set to reflect the minimum acceptable levels of performance which will warrant payment of incentive awards. The "maximum" goal reflects an ambitious level of performance which would only be attainable in an outstanding year.

LONG-TERM INCENTIVE COMPENSATION

  Long-term incentives generally are provided through the issuance of non-qualified stock options for the Company's Class A Common Stock under the LTIP. A stock option permits the holder to buy Company stock at a specific price during a specific period of time. If the price of Company stock rises, the option increases in value. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better Company performance and enhanced stock value. In general, stock option awards are issued annually with an exercise price equal to the market price of the Company's Class A Common Stock at the time of award.

  All options issued in 1995, 1996 and 1997 have a ten-year term. To encourage continued employment with the Company, these options were designed to vest over a five-year period, with 60% becoming exercisable three years after the date of grant and an additional 20% becoming exercisable each year thereafter, except that, if the stock price achieved, and maintained for a period of ten consecutive trading days, a level equal to or greater than 140 percent of the price on the grant date, vesting would accelerate and these options would become fully exercisable. Due to the performance of the Company's stock price during 1997, all options issued in 1995, 1996 and 1997 have vested.

  To ensure that executive officers and key management employees retain significant holdings in the Company, the Committee encourages them to own Company stock with a value equal to one to three times their base salary, depending upon their position. For purposes of these guidelines, an employee's holdings include the Company's Class A Common Stock (excluding restricted stock and shares subject to unexercised options) and Cox Enterprises, Inc.'s common stock received as prior UAP awards.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The executive compensation policy described above is applied in establishing Mr. Robbins' compensation each year, except that subject to the approval of the stockholders of the Company, Mr. Robbins' annual bonus will be determined in accordance with the terms of the AIP. Under the AIP, the amount of Mr. Robbins annual bonus for fiscal year 1997 will depend on the percentage of the Operating Cash Flow Budget (as defined in the AIP) achieved by the Company for the fiscal year in accordance with pre-established performance goals determined by the Committee. The AIP is designed so that awards payable thereunder will be deductible by the Company under Section 162(m) of the Code as "performance-based compensation." See--Approval of Annual Incentive Plan. Except for the AIP, Mr. Robbins' participated in the same executive compensation plans available to the Company's other executive officers.

  In 1997, Mr. Robbins had a base salary of $642,000. On the basis of the Company's performance versus established goals, the Committee has determined that Mr. Robbins' has earned a bonus under the AIP for fiscal year 1997 of $353,100. Subject to the approval of the AIP by the stockholders of the Company, this bonus will be paid to Mr. Robbins in the form of an award of restricted stock to be granted on the date such approval is obtained. The number of shares of stock issued under the restricted stock award will be determined by dividing $353,100 by the closing price of Class A Common Stock on the date of grant, with any fractional shares being paid in cash. Mr. Robbins' interest in this restricted stock award will not vest until five years from the date of grant, provided he remains employed by the Company as of such date. Effective January 1, 1997, Mr. Robbins was also granted long-term incentive awards under the LTIP in the form of options for 103,000 shares of Class A Common Stock.

 Tax Deductibility Considerations

  Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. It is the present intention of the Compensation Committee of the Company to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that doing so would be consistent with the best interests of stockholders. As such, long-term incentive compensation awards, particularly stock option awards, are designed to meet the requirements for deductibility under Section 162(m) as are bonus payments under the AIP.

                           Robert F. Erburu (Chair)
                             Janet Morrison Clarke
                                Andrew J. Young

                             CERTAIN TRANSACTIONS

  CEI performs day-to-day cash management services for the Company, with settlements of debit or credit balances between the Company and CEI occurring periodically at market interest rates. The amounts due to CEI are generally due on demand and represent the net of various transactions. The amounts due to CEI as of January 31, 1998 were approximately $29.4 million. CEI provides certain other management services to the Company, including legal, corporate secretarial, tax, cash management, internal audit, risk management, employee benefit (including pension plan) administration and other support services. The Company was allocated expenses for the year ended December 31, 1997 of approximately $2.8 million related to these services. The Company pays rent and certain other occupancy costs to CEI for its home office facilities. Related rent and occupancy expense for the year ended December 31, 1997 was approximately $3.8 million. Allocated expenses are based on CEI's estimate of expenses relative to the services provided to other subsidiaries of CEI. Rent and occupancy expense is allocated based on occupied space. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Company operated on a stand-alone basis. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by the Company to CEI are subject to change.

  The Company pays fees to certain entities in which it has an ownership interest in exchange for cable television programming. Programming fees paid to such affiliates for the year ended December 31, 1997 were approximately $30.2 million.

  The Company's accounts will be included in the consolidated federal income tax return of CEI so long as such consolidation is advantageous to both CEI and the Company, and is permitted under applicable laws and regulations. The Company has entered into a tax sharing agreement with CEI to, among other things, provide that current federal (and, if applicable, state) income tax expenses and benefits are allocated on a separate return basis to the Company based on the current year tax effects of the inclusion of its income, expenses and credits in the consolidated income tax returns of CEI (or, if applicable, based on separate state income tax returns).

  CEI and the Company, through subsidiaries, have formed a partnership (the "Cox Pioneer Partnership") to own the two companies' joint interest in a personal communications services ("PCS") system in the Los Angeles-San Diego major trading area ("MTA"). Cox Pioneer Partnership is owned approximately 78% by the Company and approximately 22% by CEI. The Company and CEI will make capital contributions to Cox Pioneer Partnership in proportion to their percentage interests. In December 1996, pursuant to previous agreements, Cox Pioneer Partnership and Sprint Spectrum Holding Company L.P. (a partnership of the Company, Tele-Communications, Inc., Comcast Corporation and Sprint Corporation) formed Cox

Communications PCS, L.P. ("PioneerCo") to operate the PCS system in the Los Angeles-San Diego MTA. PioneerCo is currently owned 49% by Sprint Spectrum Holding Company L.P. as limited partner and 51% by Cox Pioneer Partnership as general partner. In March 1997, upon approval from the FCC, the Company transferred the PCS license for the Los Angeles-San Diego MTA to PioneerCo and PioneerCo assumed the related obligation to the FCC of $251.9 million. The December 1996 formation of PioneerCo and the March 1997 transfer of the license and obligation resulted in the Company recording $36.5 million as a capital contribution from CEI.

  In February 1998, Cox Pioneer Partnership exercised its right under the PioneerCo partnership agreement to sell a portion of its interest in PioneerCo to Sprint Spectrum Holding Company L.P. Upon the consummation of this sale, which will occur following the receipt of required regulatory approvals, PioneerCo will be owned 59.2% by Sprint Spectrum Holding Company L.P. as general partner and limited partner and 40.8% by Cox Pioneer Partnership as general partner. The net proceeds of the sale will be allocated between the Company and CEI in accordance with the partnership agreement of Cox Pioneer Partnership.

  The Company has agreed to enter into a series of local joint ventures with Cox Interactive Media, Inc. ("CIM"), an indirect, wholly-owned subsidiary of CEI, to develop, operate and promote advertising supported local Internet content or "City Sites" in the markets where the Company operates cable television systems featuring high speed Internet access. The Company is a 49% equity holder in the joint ventures, has committed to contribute approximately $5.14 million in the aggregate and has agreed to certain non-compete provisions. CIM is a 51% equity holder in the joint ventures and is responsible for day to day operations of the joint ventures.

                       SELECTION OF INDEPENDENT AUDITORS
                               (PROPOSAL NO. 2)

  The Board of Directors has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as independent auditors of the Company for the year ending December 31, 1998. Deloitte & Touche LLP has audited the financial statements of the Company since the fiscal year ending December 31, 1995. Deloitte & Touche LLP (or its predecessors) has audited the financial statements of CEI for many years.

  Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the voting power of the Company's Class A Common Stock and Class C Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

  A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                APPROVAL OF THE
                             ANNUAL INCENTIVE PLAN
                               (PROPOSAL NO. 3)

  The Compensation Committee of the Board of Directors (the "Committee") has, subject to the approval by the stockholders of the Company at the 1998 Annual Meeting, adopted the Cox Communications, Inc. Annual Incentive Plan (the "AIP") on March 24, 1997, Amendment Number One to the AIP on December 16, 1997 and Amendment Number Two to the AIP on March 12, 1998 (See Exhibit A to this Proxy Statement). The purpose of the AIP is to encourage and to reward the performance of certain senior management employees of the Company, to encourage the continued employment and dedication of such employees and to afford such employees the opportunity to participate in the financial success of the Company. The AIP is designed and is to be administered so that awards payable thereunder will be deductible by the Company under Section 162(m) of the Code as "performance-based compensation" within the meaning of that Code Section.

  If approved by the stockholders, the AIP will be administered by the Committee which will have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of payment targets and the amount of awards payable under the terms of the Plan. The Committee will have the sole discretionary authority to reduce or eliminate the amount of an award otherwise payable to a participant under the terms of the Plan. The decisions of the Committee will be final and binding on all parties.

  If approved by the stockholders, the employees eligible to participate in the AIP for any Plan Year will be James O. Robbins and any other senior management employee of the Company that is designated by the Committee as a participant for that Plan Year. As of the date of this Proxy Statement, approximately 25 persons are in the class of employees eligible for selection for Plan participation. The Plan Year under the AIP is the calendar year. For Plan Year 1997, the only participant in the AIP will be Mr. Robbins.

  If the AIP is approved by the stockholders, for the 1997 Plan Year, the amount of the award payable to a participant under the AIP will be based on the percentage of the Operating Cash Flow Budget achieved by the Company in accordance with preestablished performance goals determined by the Committee. Under the AIP, the "Operating Cash Flow Budget" means the targeted level of Operating Cash Flow established by the Board of Directors for the Company and ratified by the Committee for use in determining the amount of awards payable under the AIP. "Operating Cash Flow" means the operating income of the Company and its subsidiaries increased by amortization and depreciation. The Operating Cash Flow achieved for any Plan Year will be determined by the Company's independent auditors in accordance with generally accepted accounting principles.

  In March 1997, the Committee established a schedule of Operating Cash Flow Budget Percentages and corresponding Earned Target Percentages to be used to calculate the amount of the award payable to Mr. Robbins, the sole participant for the 1997 Plan Year, assuming that the AIP is approved by the stockholders. The amount of the award payable to the participant will be equal to the participant's Target Bonus multiplied by the participant's Earned Target Percentage for the Plan Year. The Earned Target Percentage for the 1997 Plan Year will be determined from the schedule based on the Operating Cash Flow Budget Percentage achieved by the Company for the 1997 Plan Year. For the 1997 Plan Year, Mr. Robbins' "Target Bonus" will be equal to 40 percent of the rate of the participant's base compensation in effect as of January 1, 1997, assuming that the AIP is approved by the stockholders.

  For each Plan Year beginning on or after January 1, 1998, the amount of the award payable to a participant under the AIP will be based on the percentage of the Operating Cash Flow Budget and the percentage of the Revenue Budget achieved by the Company in accordance with preestablished performance goals determined by the Committee. Under the AIP, the "Revenue Budget" means the targeted level of Revenue established by the Board of Directors for the Company and ratified by the Committee for use in determining the amount of awards payable under the AIP. "Revenue" means the gross amount of billings to customers for telecommunications services and other income. The Revenue achieved for any Plan Year will be determined by the Company's independent auditors in accordance with generally accepted accounting principles.

  No later than March 31 of each Plan Year beginning on or after January 1, 1998, the Committee will establish for each participant a matrix of Operating Cash Flow Budget Percentages, Revenue Budget Percentages and Earned Target Percentages (the "Incentive Compensation Matrix") to be used to calculate the amount of the award payable to the participant for the Plan Year. The amount of the award payable to the participant will be equal to the participant's Target Bonus multiplied by the participant's Earned Target Percentage for the Plan Year. The Earned Target Percentage for the Plan Year will be determined from the Incentive Compensation Matrix based on the Operating Cash Flow Percentage and Revenue Budget Percentage achieved by the Company for the Plan Year. For each Plan Year beginning on or after January 1, 1998, a participant's "Target Bonus" will be equal to 50 percent of the rate of the participant's base compensation in effect as of the January 1 of the Plan Year.

  If a participant terminates employment or dies during a Plan Year, then the participant or the participant's beneficiary will be entitled to a pro rata share of the award otherwise payable under the Annual Incentive Plan, based on the number of days the participant was employed during the Plan Year.

  At the sole discretion of the Committee, awards payable under the AIP will be distributed either: (1) in a lump sum cash payment; (2) in the form of shares of common stock of the Company, which shares may be subject to restrictions determined by the Committee that impose a risk of forfeiture; or
(3) some combination of cash and common stock. In the event any distribution is made in the form of common stock, the value of the common stock so issued may not exceed the total amount of the distribution to be made under the Plan, and the value of any fractional shares will be paid in cash. Distributions for any Plan Year under the AIP will be made within a reasonably practicable period of time after the end of the Plan Year; provided, that no award will become payable to a participant for any Plan Year until the Committee has certified in writing that the terms and conditions underlying the payment of the award have been satisfied.

  The Committee has the right to amend or terminate the AIP at any time; provided that no such amendment may retroactively reduce the amount of an award already accrued to the benefit of any participant prior to the effective date of the amendment or the termination of the Plan.

  The following chart shows the benefits to be provided to Mr. Robbins, the sole participant under the AIP for the 1997 Plan Year. However, no awards shall be payable under the AIP unless and until the Plan is approved by the stockholders at the 1998 Annual Meeting.

                               NEW PLAN BENEFITS

       NAME AND POSITION                               ANNUAL INCENTIVE PLAN
       -----------------                                 DOLLAR VALUE ($)
                                                       ---------------------
       James O. Robbins                                  $353,100
        President and Chief
        Executive Officer

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
                            ANNUAL INCENTIVE PLAN.

OTHER MATTERS

  Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the Proxy.

ANNUAL REPORT ON FORM 10-K

  The Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is being delivered to stockholders with this Proxy Statement.

SUBMISSION OF STOCKHOLDER PROPOSALS

  It is anticipated that the 1999 Annual Meeting of Stockholders of the Company will be held in April 1999. Any stockholders who intend to present proposals at the 1999 Annual Meeting of Stockholders, and who wish to have such proposal included in the Company's Proxy Statement for the 1999 Annual Meeting, must ensure that such proposals are received by the Corporate Secretary of the Company not later than November 24, 1998. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the Company's 1999 proxy materials.

                                          By Order of the Board of Directors

                                          /s/ Andrew A. Merdek
                                          Andrew A. Merdek
                                          Corporate Secretary
                                          Atlanta, Georgia
                                          March 23, 1998

                                   EXHIBIT A

                           COX COMMUNICATIONS, INC.
                             ANNUAL INCENTIVE PLAN

  This Plan is adopted, effective as of January 1, 1997, on behalf of Cox Communications, Inc. ("Cox") for the benefit of designated senior management employees of Cox.

  WHEREAS, Cox desires to encourage and to reward certain senior management employees' performance, to encourage such employees' continued employment and dedication and to afford such employees the opportunity to participate in the financial success of Cox.

  NOW, THEREFORE, the Committee, as defined below, establishes this Annual Incentive Plan on behalf of Cox under the following terms:

1. DEFINITIONS

  For purposes of this Plan, the following terms shall have the meanings set forth below:

    (a) "Award" means the amount of cash bonus payable under the Plan to a Participant with respect to a Plan Year.

    (b) "Board" means the Board of Directors of Cox.

    (c) "Committee" means the Compensation Committee of the Board.

    (d) "Earned Target Percentage" means the percentage of the Target Bonus that is earned and payable to a Participant under the provisions of the Plan with respect to a Plan Year, which is based on the Operating Cash Flow Budget Percentage achieved by Cox for the Plan Year.

    (e) "Operating Cash Flow" means the operating income of Cox and its subsidiary businesses increased by amortization and depreciation. Operating Cash Flow with respect to any Plan Year shall be calculated by Cox's independent auditors, in accordance with generally accepted accounting principles.

    (f) "Operating Cash Flow Budget" means the targeted level of Operating Cash Flow established by the Board and ratified by the Committee with respect to a Plan Year that will be used under the Plan to determine the amount of an Award payable to the Participants for that Plan Year.

    (g) "Operating Cash Flow Budget Percentage" means the percentage of the Operating Cash Flow Budget achieved with respect to a Plan Year.

    (h) "Participant" means James O. Robbins or any other senior management employee of Cox designated as a Participant by the Committee.

    (i) "Plan" means the Cox Communications, Inc. Annual Incentive Plan, as amended from time to time.

    (j) "Plan Year" means the calendar year.

    (k) "Target Bonus" means, for any Plan Year, an amount of cash bonus equal to 40 percent of the rate of a Participant's base compensation in effect as of January 1 of such Plan Year.

2. ADMINISTRATION

  The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of payment targets and the amount of Awards payable under the Plan. The intention of Cox and the Committee is to administer the Plan in compliance with Section 162(m) of the Internal Revenue Code (the "Code") so that Awards paid under the Plan will be treated as performance-based compensation, as that term is defined in Code Section 162(m)(4)(C). The decisions of the Committee shall be final and binding on all parties.

3. ESTABLISHMENT OF EARNED TARGET PERCENTAGE

  With respect to each Plan Year, the Committee shall establish a schedule of Operating Cash Flow Budget Percentages and corresponding Earned Target Percentages, which schedule is to be used to calculate the amount of the Awards payable to any Participants. This schedule shall determine the Earned Target Percentage based directly on the level of Operating Cash Flow Budget Percentage achieved for a Plan Year. The Operating Cash Flow Budget Percentage schedule for each Plan Year shall be established in writing by the Committee no later than March 31 of such Plan Year.

4. CALCULATION OF AWARD

  (a) With respect to each Plan Year, the amount of an Award payable to any Participant will be calculated by multiplying the Participant's Target Bonus by the Earned Target Percentage for such Plan Year.

  (b) If a Participant either terminates employment, including on account of retirement or disability, or dies during a Plan Year, then the Participant, or the Participant's beneficiary, shall be entitled to receive a pro rata share of the Award otherwise payable thereto with respect to the Plan Year. The amount of the pro rata Award payable under this Paragraph 4(b) shall be determined by multiplying the Award otherwise payable under the Plan by a fraction, the numerator of which is the number of days during the Plan Year that the Participant was employed preceding the date of termination or death and the denominator of which is 365.

  (c) Notwithstanding any provisions of the Plan to the contrary, the Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to a Plan Year.

5. DISTRIBUTIONS

  (a) Distribution of each Award shall be made by Cox in a lump sum cash payment and shall occur within a reasonably practicable period of time after the end of the Plan Year in which the Participant has earned the Award; provided, that no Award shall become payable to a Participant with respect to any Plan Year until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. If a Participant entitled to the payment of an Award under the Plan dies prior to the distribution of such Award, the distribution shall be made to the Participant's beneficiary, as designated under the Plan, within the same time period in which the Award otherwise would have been paid to the Participant.

  (b) Notwithstanding any provisions of the Plan to the contrary, no Award shall be payable to a Participant with respect to the Plan Year commencing on January 1, 1997 unless and until the Plan is approved by the majority vote of the shareholders of Cox voting with respect to the approval of the Plan in accordance with applicable Federal securities laws.

6. DESIGNATION OF BENEFICIARIES

  Each Participant may designate in writing and deliver to Cox the name and address of the person or persons to whom an Award remaining payable under this Plan shall be paid in the event of the Participant's death. If the Participant has failed to make and deliver such a designation to Cox, or if no person so designated survives the Participant, then Cox shall pay such an Award to the Participant's lawful spouse, if then living, or, if not then living, equally to the Participant's then living children, or, if none survive the Participant, to the Participant's estate.

7. LIMITATION ON CLAIM FOR BENEFITS

  Participants shall look solely to Cox for satisfaction of a claim for an Award under this Plan. In no event shall the Board or any director, officer, employee, or agent of Cox, including members of the Committee, be liable in its, his or her individual capacity to any person whomsoever for the payment of a benefit under this Plan. All payments under this Plan shall be made from Cox's general assets, and no person under any circumstances whatsoever shall have a claim for a benefit or payment under this Plan which is superior in any manner whatsoever to an unsecured claim for a payment by a general creditor of Cox.

8. WITHHOLDING ON BENEFIT PAYMENTS

  Notwithstanding any other provisions of the Plan, Cox shall be entitled to withhold from each Award paid under this Plan such amounts as are required by applicable state or Federal law or the order of any court.

9. NO ALIENATION, ASSIGNMENT OR OTHER RIGHTS

  Neither the Participant nor the person(s) designated as the Participant's beneficiaries shall have any right whatsoever to alienate, commute, anticipate or assign (either at law or in equity) all or any portion of any Award payable under this Plan.

10. GOVERNING LAW

  This Plan shall be interpreted under the laws of the State of Georgia, to the extent not preempted by Federal law.

11. SAVINGS CLAUSE

  If any provision of this Plan is held invalid or unenforceable, it will not affect the other provisions. The Plan will remain in effect as though the invalid or unenforceable provisions were omitted.

12. AMENDMENT AND TERMINATION

  The Committee reserves the right to amend or terminate this Plan at any time; provided, that no such amendment or termination shall retroactively reduce the amount of an Award already accrued to the benefit of any Participant prior to the effective date of the amendment or the termination of the Plan.

                             AMENDMENT NUMBER ONE
                                    TO THE
                           COX COMMUNICATIONS, INC.
                             ANNUAL INCENTIVE PLAN

  Pursuant to the authority of the Compensation Committee of the Board of Directors of Cox Communications, Inc. to amend the Cox Communications, Inc. Annual Incentive Plan (the "Plan"), in accordance with the provisions of
Section 12 thereof, the Plan hereby is amended as follows:

                                      1.

  Section 5(a) of the Plan shall be amended by deleting the same in its entirety and by substituting therefor the following:

    "(a) At the sole discretion of the Committee, distribution of each Award shall be made by Cox either (1) in a lump sum cash payment, (2) in the form of shares of common stock of Cox, which shares may be subject to certain restrictions upon issue that impose a risk of forfeiture or (3) some combination of cash and common stock; provided, that the issuance of shares of common stock may be made only to the extent permissible under applicable securities laws. In the event any distribution is made in the form of Cox common stock, the value of the common stock so issued may not exceed the total amount of the distribution to be made under this Plan, and the value of any fractional shares of common stock shall be distributed in cash. The Committee, acting in its sole discretion, may determine the terms and conditions of restrictions, if any, that shall be applied to the common stock issued hereunder. Any distribution made under this Plan shall occur within a reasonably practicable period of time after the end of the Plan Year in which the Participant has earned the Award; provided, that no Award shall become payable to a Participant with respect to any Plan Year until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. If a Participant entitled to the payment of an Award under the Plan dies prior to the distribution of such Award, the distribution shall be made to the Participant's beneficiary, as designated under the Plan, within the same time period in which the Award otherwise would have been paid to the Participant."

                                      2.

  This Amendment Number One shall be effective as of January 1, 1997.

                             AMENDMENT NUMBER TWO
                                    TO THE
                           COX COMMUNICATIONS, INC.
                             ANNUAL INCENTIVE PLAN

  Pursuant to the authority of the Compensation Committee of the Board of Directors of Cox Communications, Inc. to amend the Cox Communications, Inc. Annual Incentive Plan (the "Plan"), in accordance with the provisions of
Section 12 thereof, the Plan hereby is amended as follows:

                                      1.

  Section 1(d) of the Plan shall be amended by deleting the same in its entirety and by substituting therefor the following:

    "(d) "Earned Target Percentage" means the percentage of the Target Bonus that is earned and payable to a Participant under the provisions of the Plan with respect to a Plan Year, which is based on the Operating Cash Flow Budget Percentage achieved by Cox for the Plan Year and, for any Plan Year beginning on or after January 1, 1998, the Revenue Budget Percentage achieved by Cox for the Plan Year."

                                      2.

  New Section 1(k) shall be added to the Plan as follows:

    "(k) "Revenue" means the gross amount of billings to customers for telecommunications services and other income. Revenue with respect to any Plan Year shall be calculated by Cox's independent auditors, in accordance with generally accepted accounting principles."

                                      3.

  New Section 1(l) shall be added to the Plan as follows:

    "(l) "Revenue Budget" means the targeted level of Revenue established by the Board and ratified by the Committee with respect to a Plan Year that will be used under the Plan to determine the amount of an Award payable to the Participants for that Plan Year."

                                      4.

  New Section 1(m) shall be added to the Plan as follows:

    "(m) "Revenue Budget Percentage" means the percentage of the Revenue Budget achieved with respect to a Plan Year."

                                      5.

  Section 1(k) shall be amended by redesignating such Section as Section 1(n) and by deleting the same in its entirety and by substituting therefor the following:

    "(k) "Target Bonus" means for the Plan Year beginning January 1, 1997, an amount of cash bonus equal to 40 percent of the rate of a Participant's base compensation in effect as of January 1, 1997, and for any Plan Year beginning on or after January 1, 1998, an amount of cash bonus equal to 50 percent of the rate of a Participant's base compensation in effect as of January 1 of such Plan Year."

                                      6.

  Section 3 of the Plan shall be amended by deleting the same in its entirety and by substituting therefor the following:

    "(a) With respect to the Plan Year beginning on January 1, 1997, the Committee shall establish a schedule of Operating Cash Flow Budget Percentages and corresponding Earned Target Percentages, which schedule is to be used to calculate the amount of the Award payable to a Participant for such Plan Year. This schedule shall determine the Participant's Earned Target Percentage for such Plan Year based directly on the level of Operating Cash Flow Budget Percentage achieved for such Plan Year. The Operating Cash Flow Budget Percentage schedule for such Plan Year shall be established in writing by the Committee no later than March 31, 1997.

    (b) With respect to each Plan Year beginning on or after January 1, 1998, the Committee shall establish a matrix of Operating Cash Flow Budget Percentages, Revenue Budget Percentages and Earned Target Percentages (the "Incentive Compensation Matrix"), which Incentive Compensation Matrix is to be used to calculate the amount of the Award payable to a Participant for the Plan Year. The Incentive Compensation Matrix shall determine the Participant's Earned Target Percentage for the Plan Year based directly on the level of Operating Cash Flow Budget Percentage and Revenue Budget Percentage achieved for the Plan Year. The Incentive Compensation Matrix for each Plan Year shall be established in writing by the Committee no later than March 31 of such Plan Year."

                                      7.

  Section 5(b) of the Plan shall be amended by adding thereto the following new sentence:

    "The Committee reserves the right to precondition the payment of an Award with respect to any Plan Year beginning on or after January 1, 1998 on the prior approval of a majority vote of the shareholders of Cox."

                                      8.

  This Amendment Number Two shall be effective as of January 1, 1998.

P R O X Y



                   [LOGO OF COX COMMUNICATIONS APPEARS HERE]

Proxy Solicited on Behalf of the Board of Directors of Cox Communications, Inc.
                     for Annual Meeting on April 24, 1998


         The UNDERSIGNED hereby appoints James O. Robbins, Andrew A. Merdek and Jimmy W. Hayes, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of Cox Communications, Inc. ("Cox") to be held at 9:00 a.m. local time on Friday, April 24, 1998, at Corporate Headquarters at 1400 Lake Hearn Drive, NE, Atlanta, Georgia, or at any adjournment thereof, and to vote at such meeting the shares of stock of Cox the undersigned held of record on the books of Cox on March 10, 1998, the record date for the meeting. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.

                                                 (change of address/comments)

     Election of Directors, Nominees:
                                                  --------------------------
     James C. Kennedy, Janet Morrison Clarke,
                                                  --------------------------
     John R. Dillon, David E. Easterly,
       Robert F. Erburu,
                                                  --------------------------
     James O. Robbins, Andrew J. Young.
                                                  --------------------------

     Independent Auditors:                        (if you have written in the
     Deloitte & Touche LLP                        above space, please mark the
                                                  corresponding box on the
                                                  reverse side of this card)

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

                                                                ------------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                ------------

-------------------------------------------------------------------------------
     Please mark your                                                5249
[X]  votes as in this
     example.


     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1,2 and 3.
-------------------------------------------------------------------------------
     The Board of Directors recommends a vote FOR proposals 1,2 and 3. --------
-------------------------------------------------------------------------------
                                  FOR                   WITHHELD
1. Election of Directors.         [_]                      [_]
   (see reverse)

For, except vote withheld from the following nominee(s):

------------------------------------------------------------------
                                  FOR         AGAINST    ABSTAIN
2. Ratification of
   appointment of                 [_]           [_]         [_]
   independent
   auditors.

3. Approval of
   Annual                         [_]           [_]         [_]
   Incentive Plan

4. In the discretion of the          Change of Address/
   proxies named herein, the         Comments on            [_]
   proxies are authorized            Reverse Side
   to vote upon other matters
   as are properly brought
   before the meeting.               I plan to attend
                                     the meeting.           [_]


All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



----------------------------------


----------------------------------
SIGNATURE(S)                 DATE

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                   [LOGO OF COX COMMUNICATIONS APPEARS HERE]